EXHIBIT 99.8

AMENDMENT TO

WARRANT TO PURCHASE 1,500,000 SHARES OF COMMON STOCK

(NO. LLCP-FMV 1)

THIS AMENDMENT TO WARRANT TO PURCHASE 1,500,000 SHARES OF COMMON STOCK is dated as of September 24, 2008 (this “Amendment”), by and between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Holder” or “Purchaser”).

R E C I T A L S

A. The Company and the Holder are parties to that certain Securities Purchase Agreement dated as of June 30, 2008, as amended by a First Amendment to Securities Purchase Agreement dated as of July 10, 2008 (as so amended, and as further amended from time to time, the “Securities Purchase Agreement”), by and between the Company and the Holder.

B. At the Closing of the transactions contemplated by Securities Purchase Agreement, the Company issued the Securities to the Holder, including, among others, a Warrant to Purchase 1,500,000 Shares of Common Stock (No. LLCP-FMV 1) (the “Purchaser Closing FMV Warrant”). As of the date hereof, the number of Warrant Shares issuable upon exercise of the Purchaser Closing FMV Warrant is 1,564,324 and the Warrant Purchase Price is $2.4672. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Securities Purchase Agreement or the Purchaser Closing FMV Warrant, as applicable.

C. At the request of the Company, the Holder has agreed to amend the Purchaser Closing FMV Warrant to terminate the Put Option as of the date hereof, all as provided herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 2.6 of the Purchaser Closing FMV Warrant. Pursuant to Section 4.7 of the Purchaser Closing FMV Warrant, clause (c) of Section 2.6 (Put Option) of the Purchaser Closing FMV Warrant is hereby amended to read in its entirety as follows:

“(c) The Put Option shall terminate without notice at the close of business on September 24, 2008.”

2. Release.

(a) In consideration for the amendments set forth in this Amendment, the Company, for itself and on behalf of the Subsidiary Guarantors and its and their respective successors, assigns, and present and future stockholders, officers, directors, Affiliates, employees, agents and attorneys (collectively, the “Releasing Parties”), hereby remises, releases and forever discharges the Holder and its present and former Affiliates, officers, directors, partners (general and limited), stockholders, members, managers, employees, agents, attorneys, successors and assigns, from and against any and all claims, rights, actions, causes of action, suits, liabilities, defenses, damages, losses, costs and expenses (including attorneys’ fees), of whatever nature, type or description, that are based upon, relate to or arise out of any facts, acts, omissions, events or circumstances existing or occurring on or prior to the date hereof, whether arising out of or related to this Amendment, the Securities Purchase Agreement, the Notes, the Guaranties, the Warrants, the Collateral Documents or any other Investment Document, any of the transactions contemplated hereby or thereby, the administration or enforcement of the Obligations or any act, omission or event occurring in connection herewith or therewith, in each case whether known or unknown, existing or potential or suspected or unsuspected.

(b) The Company, for itself and on behalf of the other Releasing Parties, waives any and all claims, rights and benefits it may have under any law of any jurisdiction that would render ineffective a release made by a creditor of claims that the creditor does not know or suspect to exist in its favor at the time of executing the release and that, if known by it, would have materially affected its settlement with the applicable debtor. The Company, for itself and on behalf of the other Releasing Parties, acknowledges that it is aware of the following provisions of section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) The Company, for itself and on behalf of the other Releasing Parties, expressly and voluntarily waives each and all claims, rights, or benefits it has or may have under section 1542 of the California Civil Code, or any other similar law of any other jurisdiction, to the full extent that it may lawfully waive such claims, rights and benefits in connection with this release. The Company, for itself and on behalf of the other Releasing Parties, acknowledges that (a) it has been represented by independent legal counsel of its own choice throughout all of the negotiation that preceded the execution of this Amendment and that it has executed this Amendment after receiving the advice of such independent legal counsel, and (b) it and its respective counsel have had an adequate opportunity to make whatever investigation or inquiry they deem necessary or desirable in connection with the release contained in this Section 2.

(d) No claim shall be made by the Company or any other Releasing Party against the Holder, or any Affiliates, officers, directors, partners (general and limited), stockholders, members, managers, employees, agents, attorneys, successors and assigns of the Holder, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to any of the matters being released under this Section 2. The Company, for itself and on behalf of the other Releasing Parties, hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

3. Certain Representations and Warranties. The Company hereby represents and warrants to the Holder that (a) this Amendment has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, and (b) as of the date hereof: (i) the Purchaser Closing FMV Warrant is fully exercisable, in whole or in part, (ii) the Warrant Shares issuable upon exercise of the Purchaser Closing FMV Warrant have been duly authorized and, when issued, delivered and paid for pursuant to the terms of the Purchaser Closing FMV Warrant, shall be duly and validly issued, fully paid and nonassessable and (iii) no Consents are required in connection with, and no restrictions are otherwise applicable to, the issuance by the Company of any Warrant Shares issuable upon exercise of the Purchaser Closing FMV Warrant.

4. Confirmation; Full Force and Effect. The amendments set forth in Section 1 amend the Purchaser Closing FMV Warrant on and as of the date hereof, and the Purchaser Closing FMV Warrant shall remain in full force and effect, as amended thereby, from and after the date hereof in accordance with its terms. The Company hereby ratifies, approves and affirms in all respects each of the Securities Purchase Agreement, the Notes, the Guaranties, the Warrants (as amended), the Collateral Documents (including the Liens granted in favor of the Holder thereunder) and the other Investment Documents, the terms and other provisions hereof and thereof and the Obligations hereunder and thereunder.

5. Miscellaneous Provisions.

(a) Entire Agreement; Successors and Assigns. This Amendment constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all other prior oral and written, and all contemporaneous oral, agreements, negotiations, discussions and understandings with respect thereto. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:	/s/ Charles E. Bradley, Jr.
Charles E. Bradley, Jr. President and Chief Executive Officer

HOLDER

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership

By:	/s/ Steven E. Hartman
Steven E. Hartman Vice President

ACKNOWLEDGMENT AND CONSENT OF

SUBSIDIARY GUARANTORS

Each of the undersigned hereby acknowledges that it has read the foregoing Amendment and consents to its terms. Each of the undersigned further acknowledges and agrees that the Purchaser Closing FMV Warrant, as amended by the foregoing Amendment, constitutes a Guarantied Obligation and reaffirms its obligations under the Subsidiary Guaranty and the other Investment Documents to which it is a party, all of which remains in full force and effect.

Dated: September 24, 2008	CPS MARKETING, INC., a California corporation

	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Vice President and Chief Financial Officer

CPS LEASING, INC., a Delaware corporation

	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Vice President and Chief Financial Officer

MERCURY FINANCE COMPANY LLC, a Delaware limited liability company

	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Vice President and Chief Financial Officer

TFC ENTERPRISES LLC, a Delaware limited liability company

	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Vice President and Chief Financial Officer